FOR IMMEDIATE RELEASE	March 20, 2003

For further information contact:
Edward S. Wozniak
Senior Vice President, Chief Financial Officer
(317) 612-2243
ewozniak@galyans.com

GALYAN’S REPORTS RECORD EARNINGS FOR 2002 FOURTH
QUARTER AND FISCAL YEAR

Fourth Quarter EPS Up 32.4 Percent
In Line with Company Guidance

PLAINFIELD, IN – March 20, 2003—Galyan’s Trading Company, Inc. (NASDAQ:GLYN) today announced financial results for the fiscal fourth quarter and fiscal year 2002 ended February 1, 2003.

Fiscal Fourth Quarter Results

For the fourth quarter of fiscal 2002 ended February 1, 2003, net earnings per share increased 32.4 percent to $0.98 per share on a fully diluted basis, in line with the Company’s most recent guidance, on net earnings of $16.7 million, compared to $0.74 per share on a fully diluted basis, on net earnings of $12.8 million, as reported for the fourth quarter of 2001.

As previously reported, net sales for the 2002 fourth quarter rose 21.4 percent to $212.2 million, from the $174.8 million reported in the fourth quarter last year. Comparable store sales decreased 1.4 percent. Gross margin as a percentage of sales was 33.6 percent for the fourth quarter of fiscal 2002 versus 33.1 percent in the prior year fiscal quarter. Selling, general and administrative expenses as a percent of sales for the fourth quarter decreased to 20.2 percent from 20.8 percent in the same period last year. Operating income as a percentage of sales increased to 13.4 percent from 12.2 percent in the fourth quarter of fiscal 2001.

Robert B. Mang, Chief Executive Officer and Chairman of the Company, commented, “While the retail sector and overall operating environment was extremely challenging, Galyan’s achieved solid fourth quarter earnings improvement through strong gross margin performance and SG&A leverage.”

Fiscal Year Results

On a GAAP basis for fiscal years 2002 and 2001, earnings per share on a fully diluted basis were $1.09 per share, on net earnings of $18.7 million for the fiscal year 2002, compared to $0.32 per share on a fully diluted basis, on net earnings of $4.6 million for fiscal year 2001. Fully diluted shares outstanding for fiscal 2002 and 2001 were 17,178,342 and 14,688,800, respectively.

For the 2002 fiscal year ended February 1, 2003, net sales rose 23.9 percent to $597.7 million, from $482.5 million last year. Comparable store sales increased 0.5 percent. The increase in comparable store sales was primarily driven by higher results in the winter sports, athletic apparel, athletic footwear and accessories categories.

Gross margin was 30.4 percent, up from 30.0 percent in fiscal 2001. Selling, general and administrative expenses as a percentage of sales for 2002 increased to 24.8 percent from 24.5 percent in the same period last year. The increase in SG&A expense resulted primarily from increased marketing of $5.5 million mainly in support of the Company’s expansion program and higher pre-opening costs of $2.0 million as a result of opening nine stores in 2002 versus five stores in 2001. Operating income as a percentage of sales remained constant at 5.5 percent for both fiscal 2002 and fiscal 2001.

Mr. Mang added, “Galyan’s continued to execute its business plan in fiscal 2002. We opened nine new stores and we remain on track to open nine more in fiscal 2003. Despite the challenging operating environment, the Company remained focused on managing inventories, operating efficiently and expanding the Company’s footprint into key new markets in New England, the Southwest and the Midwest. Inventory aging improved by over 400 basis points year over year and ending inventory was on plan in a challenging sales environment.”

Mr. Mang continued, “While new store openings are a cornerstone of Galyan’s growth strategy, we are equally focused on maximizing the performance of our existing stores. For 2003, we have numerous initiatives in place that, we believe, will strengthen us competitively, including competitive pricing guarantees, improved customer services, trade-in programs; new guaranteed-in-stock programs, expanded proprietary brand offerings, full utilization of our newly integrated planning, replenishment and allocation organization and a powerful new multi-media marketing strategy. Our store concept is second to none. With our sound business model, Galyan’s is well positioned to continue its growth and store expansion.”

Growth Strategy

During fiscal 2002, the Company opened new stores in Colorado Springs and Littleton (Denver), Colorado; Niles and Geneva (both Chicago), Illinois; Henderson (Las Vegas), Nevada; Okemos (Lansing), Michigan; Des Peres (St. Louis), Missouri; Danvers (Boston), Massachusetts; and Arlington (Dallas), Texas, bringing the total stores in operation at fiscal year end 2002 to 34.

Galyan’s has planned nine new store openings in 2003. The Company has signed leases for all of these new stores. The 2003 new stores locations include the Company’s first entry into the New York metropolitan market with two stores; two additional stores in the Chicago market; and its first entry into the Cleveland, Ohio; Richmond, Virginia; Omaha, Nebraska and Peoria, Illinois markets, and a new store in the south Indianapolis market, which replaces a store lost last year to tornado damage.

Guidance

Given the extremely high level of concern regarding the economy, geo-political events and consumer confidence, Galyan’s is forecasting earnings per share for the fiscal 2003 year of $1.25 to $1.30 on a fully diluted, GAAP basis. This range of earnings assumes essentially flat comps. The high end of this range also assumes stabilization in the economy as well as a benign impact from the current uncertain geo-political environment.

The fiscal 2003 guidance is based on achieving sales between $740 million and $750 million. Operating margins are projected to be within 10 basis points, plus or minus, from fiscal 2002 performance with opportunity for higher gross margins but higher SG&A as a percentage of sales. The Company expects its effective tax rate to be approximately 40 percent and to have fully diluted shares outstanding of approximately 17.2 million.

As a result of the factors above, it is extremely difficult to forecast first quarter results for fiscal year 2003. Given the Company’s first quarter sales trends and increases in the costs of rent, depreciation and insurance, our earnings per share for the first quarter is currently forecasted as a loss of $(0.08) - $(0.12) per share on a fully diluted basis.

Mr. Mang concluded, “Despite the challenging retail environment, we have a compelling retail concept and believe the right initiatives are in place for the Company to achieve its long-term growth targets.”

Quarterly Call Information

Robert B. Mang, Chief Executive Officer and Chairman of the Company, will host the Company’s quarterly conference call today, March 20, 2003, to discuss the results and outlook at 10:00 a.m. EST. The conference call will be available to all interested parties via a Webcast from www.galyans.com, www.firstcallevents.com or by phone at (888) 381-5770.

For those who cannot listen to the live broadcast, a replay of the call will be available until 5:00 p.m. EST on March 27, 2003, at (800) 873-2151, or over the Internet at www.galyans.com.

About Galyan’s

Galyan’s is a specialty retailer that offers a broad range of products that appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. Galyan’s operates 34 stores in 17 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear.

Forward-Looking Statements

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our management: risks associated with our ability to implement our growth strategies or manage our growing business, including the availability of suitable store locations on appropriate financing and other terms and the availability of adequate financing sources; the impact of competition and pricing; risks associated with our limited history of opening and operating new stores; changes in consumer demands, preferences and spending patterns and overall economic conditions; risks associated with the seasonality of the retail industry, the retail sporting goods industry and our business; the potential impact of natural disasters or national and international security concerns on the retail environment; risks relating to the regulation of the products we sell, including firearms; risks associated with the possible inability of our vendors to deliver products in a timely manner; risks associated with relying on foreign sources of production; risks relating to changes in our management information systems and risks relating to operational and financial restrictions imposed by our revolving credit facility. See our Annual Report on Form 10-K for the year ended February 2, 2002, as filed with the Securities and Exchange Commission, for a more detailed discussion of these matters and other risk factors. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

– Financial tables follow –

Galyan’s Trading Company, Inc.
Consolidated Statements of Operations
For the Three Month and Twelve Month Periods ended February 1, 2003 and February 2, 2002
(in thousands, except per share data)

	For the three month periods ended		For the twelve month periods ended

	February 1, 2003	February 2, 2002	February 1, 2003	February 2, 2002

Net sales	$212,171	$174,759	$597,745	$482,528
Cost of sales	140,919	116,944	416,230	337,953

Gross profit	71,252	57,815	181,515	144,575
Selling, general and administrative expenses	42,817	36,425	148,357	118,070

Operating income	28,435	21,390	33,158	26,505
Interest expense	541	634	2,053	7,095
Interest income	(77)	(259)	(257)	(372)

Income before extraordinary loss and income tax expense	27,971	21,015	31,362	19,782
Income tax expense	11,252	8,256	12,642	8,340

Income before extraordinary loss	16,719	12,759	18,720	11,442
Extraordinary loss on early extinguishment of debt (net of income tax benefit of $3,625)	—	—	—	(6,810)

Net income	$16,719	$12,759	$18,720	$4,632

Basic earnings per share
Earnings per share before extraordinary loss	$0.98	$0.75	$1.10	$0.79
Per share extraordinary loss	—	—	—	(0.47)

Basic earnings per share	$0.98	$0.75	$1.10	$0.32

Diluted earnings per share
Earnings per share before extraordinary loss	$0.98	$0.74	$1.09	$0.78
Per share extraordinary loss	—	—	—	(0.46)

Diluted earnings per share	$0.98	$0.74	$1.09	$0.32

Shares used in calculating earnings (loss) per common share:
Basic	17,061,779	17,030,100	17,044,902	14,445,401

Diluted	17,127,098	17,196,356	17,178,342	14,688,800

-more-

Galyan’s Trading Company, Inc.
Consolidated Balance Sheets
As of February 1, 2003 and February 2, 2002
(dollars in thousands)

	February 1, 2003	February 2, 2002

Assets
Current assets
Cash and cash equivalents	$11,890	$36,770
Receivables, net	7,726	3,219
Merchandise inventories	138,993	111,815
Deferred income taxes	1,969	2,172
Other current assets	5,010	6,619

Total current assets	165,588	160,595

Property and equipment, net	136,421	94,572
Deferred income taxes	—	718
Goodwill, net	18,334	18,334
Other assets, net	878	1,521

Total assets	$321,221	$275,740

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$56,804	$39,248
Accrued expenses	42,579	32,438
Current portion of long-term debt	6,103	5,368

Total current liabilities	105,486	77,054
Long-term liabilities
Debt, net of current portion	186	5,932
Deferred income taxes	1,334	—
Other long-term liabilities	6,938	5,533

Total long-term liabilities	8,458	11,465

Shareholders’ equity
Common stock and paid-in capital, no par value	191,802	191,134
Notes receivable from shareholders	(948)	(1,451)
Unearned compensation	(115)	(280)
Warrants	1,461	1,461
Retained earnings (deficit)	15,077	(3,643)

Total shareholders’ equity	207,277	187,221

Total liabilities and shareholders’ equity	$321,221	$275,740

-more-

Galyan’s Trading Company, Inc.
Consolidated Statements of Cash Flows
For the Fiscal Years Ended February 1, 2003 and February 2, 2002
(dollars in thousands)

	February 1, 2003	February 2, 2002

Cash flows from operating activities:
Net income	$18,720	$4,632
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	17,537	13,749
Amortization of financing intangibles and discount on subordinated notes	535	1,222
Loss on early extinguishment of debt	—	10,435
Deferred income taxes	2,255	1,258
Interest converted to subordinated debt	—	3,647
Loss on disposal of property and equipment	223	282
Deferred rent and other non-cash expense	2,136	2,651
Changes in certain assets and liabilities:
Accounts receivable	(608)	(648)
Merchandise inventories	(27,178)	(20,320)
Other assets	1,561	(3,574)
Accounts payable and accrued expenses	30,616	10,046

Net cash provided by operating activities	45,797	23,380

Cash flows from investing activities:
Capital expenditures	(59,453)	(37,252)
Increase (decrease) in net accounts payable for capital expenditures	(7,181)	10,701

Net cash used in investing activities	(66,634)	(26,551)

Cash flows from financing activities:
Net payments on revolving line of credit	—	(19,950)
Proceeds from long-term debt	350	5,650
Principal payments on long-term debt and other obligations	(5,361)	(60,892)
Payments on notes receivable from shareholders	503	325
Proceeds from sale of common stock	465	124,067
Payment of financing costs	—	(1,467)
Transaction costs for initial public offering	—	(11,548)

Net cash provided by (used in) financing activities	(4,043)	36,185

Net increase (decrease) in cash and cash equivalents	(24,880)	33,014
Cash and cash equivalents, beginning of year	36,770	3,756

Cash and cash equivalents, end of year	$11,890	$36,770

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